Item 77C
Citi Tax Free Reserves
Results of a Special Meeting of Shareholders
On November 29, 2005, a Special Meeting of Shareholders was held to elect Trustees. The following table provides the number of votes cast for, withheld and abstentions as to the matter voted on at the Special Meeting of Shareholders.

Election of Trustees1

     						Authority
Nominees:		Votes For		Withheld	Abstentions
Elliott J. Berv 	1,303,645,407.620 	65,086,002.740	16,214.000
Donald M. Carlton 	1,304,458,968.970 	64,272,441.390	16,214.000
A. Benton Cocanougher 	1,304,575,964.590 	64,155,445.770	16,214.000
Mark T. Finn 		1,304,935,477.050	63,795,933.310	16,214.000
R. Jay Gerken 		1,303,485,238.730 	65,246,171.630	16,214.000
Stephen Randolph Gross 	1,304,783,876.680	63,947,533.680	16,214.000
Diana R. Harrington 	1,304,677,852.660 	64,053,557.700	16,214.000
Susan B. Kerley 	1,304,162,131.160 	64,569,279.200	16,214.000
Alan G. Merten 		1,304,373,215.660 	64,358,194.700	16,214.000
R. Richardson Pettit 	1,305,050,656.360 	63,680,754.000	16,214.000
 1 Trustees are elected by the shareholders of all the series of the Trust including the Fund.

Results of a Special Meeting of Shareholders
On January 10, 2006, a Special Meeting of Shareholders was held to approve a new management agreement. The following table provides the number of votes cast for,withheld, and abstentions as to the matter voted on at the Special Meeting of Shareholders.

Approval of New Management Agreement
     						Votes
     			   Votes For 		Against		Abstentions
New Management Agreement   283,205,596.000 	12,972,950.000 	53,134,335.000